Exhibit (a)(1)(B)

NOTICE OF REPURCHASE RIGHT,

PAYMENT UPON CONVERSION IN CASH

AND ENTRY INTO SUPPLEMENTAL INDENTURE

TO

HOLDERS OF CONVERTIBLE SENIOR NOTES

OF

EPICOR SOFTWARE CORPORATION

2.375% CONVERTIBLE SENIOR NOTES DUE 2027

CUSIP Number 29426L AA61

This purchase right expires at 11:59 p.m., New York City time, on June 17, 2011.

To the Holders of the 2.375% Convertible Senior Notes due 2027 (the “Notes”) of Epicor Software Corporation (the “Company”):

The Company and U.S. Bank National Association, a national banking organization organized under the laws of the United States, as trustee (the “Trustee”), are parties to that certain First Supplemental Indenture, dated as of May 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Supplemental Indenture”), supplementing that certain Indenture, dated as of May 8, 2007, concerning the Notes. This Notice is being delivered to the Trustee and the holders of record of the Notes pursuant to Sections 6.10 and 8.2 of the Supplemental Indenture. Capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Supplemental Indenture.

The Company previously entered into an Agreement and Plan of Merger, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, Eagle Parent, Inc. (“Parent”) and Element Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Acquisition Sub”), whereby Acquisition Sub conducted a tender offer (the “Tender Offer”) to purchase all outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the associated rights, at a price per share of $12.50. The Tender Offer expired on May 13, 2011 and on May 16, 2011 Acquisition Sub purchased 50,528,228 shares of Common Stock, or approximately 78.7% of the outstanding Voting Stock of the Company. Following the completion of the Tender Offer, Acquisition Sub was merged with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger, each holder of Common Stock was entitled to receive $12.50 for each share of Common Stock. As a result, the Tender Offer and Merger constituted a Fundamental Change as defined in Section 8.7 of the Supplemental Indenture.

Holders of the Notes may require the Company to repurchase their Notes, subject to the terms and conditions of the Supplemental Indenture on June 20, 2011 (the “Fundamental Change Repurchase Date”). Holders’ option to require the Company to repurchase their Notes expires at 11:59 p.m., New York City time, on June 17, 2011. Pursuant to the

[1]

The CUSIP numbers are included solely for the convenience of the holders of Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of the CUSIP numbers, nor is any representation made as to its correctness with respect to the Notes or as indicated in this notice.

Supplemental Indenture, the repurchase price for the Notes shall be an amount in cash equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date in respect of which either (i) a purchase notice (in the form attached hereto as Exhibit A) is given or (ii) beneficial interests in such Notes are transferred through the facilities of The Depositary Trust Company and an agent’s message is delivered to the Paying Agent (such notice pursuant to clause (i) or (ii), a “Purchase Notice”).

The addresses for the Paying Agent and the Conversion Agent are as follows:

U. S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

Mail Station – EP-MN-WS2N

St. Paul, MN 55107-2292

To exercise the Fundamental Change Repurchase Right, the Notes (together with all necessary endorsements) must be surrendered for payment of the Fundamental Change Repurchase Price payable as provided in Article VIII of the Supplemental Indenture. The Fundamental Change Repurchase Price for any Note as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but no later than the later of such Fundamental Change Repurchase Date and the time of delivery of the Note (together with all necessary endorsements) as described in the preceding sentence.

On and after such Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in Article VIII of the Supplemental Indenture), interest on Notes subject to repurchase pursuant to Article VIII of the Supplemental Indenture will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance with the Supplemental Indenture, the Fundamental Change Repurchase Price payable as provided in Article VIII of the Supplemental Indenture.

A Holder will be entitled to withdraw its election in the Purchase Notice if the Paying Agent receives, prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, or such longer period as may be required by law, a letter, telegram or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth (I) the name of such Holder, (II) a statement that such Holder is withdrawing its election to have Notes purchased by the Company on such Fundamental Change Repurchase Date pursuant to a repurchase pursuant to Article VIII of the Supplemental Indenture, (III) the certificate number(s) of such Notes to be so withdrawn, if such Notes are certificated, (IV) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $1,000 or an integral multiple thereof, and (V) the principal amount, if any, of the Notes of such Holder that remain subject to the Purchase Notice delivered by such Holder in accordance with Section Article VIII of the Supplemental Indenture, which amount must be $1,000 or an integral multiple thereof.

The Notes are convertible solely into $690.76 per $1,000 principal amount of Notes, payable in cash. Notes with respect to which a Purchase Notice is given by a Holder may be converted pursuant to Article VI of the Supplemental Indenture only if such Purchase Notice has been withdrawn in accordance with the provisions of Article VIII of the Supplemental Indenture or if

there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in Article VIII of the Supplemental Indenture.

Holders that do not elect to require the Company to repurchase their Notes will maintain the right to convert their Notes in accordance with and subject to the terms of the Supplemental Indenture. Pursuant to Section 6.1(5) of the Supplemental Indenture, Notes may be surrendered for conversion until June 28, 2011, which is 30 Business Days after the effective date of the Fundamental Change.

Additionally, as a result of the Merger and pursuant to Section 6.11 of the Supplemental Indenture, each Holder shall be entitled to convert Notes only into the amount of cash received by a holder of a number of shares of Common Stock equal to the product of the principal amount (expressed in thousands) of such Notes and the Conversion Rate in effect immediately in effect prior to the Merger. Such amount, which equals $690.76 per $1,000 principal amount of Notes, shall not be subject to further adjustment. The Company and the Trustee have executed a supplemental indenture in the form attached hereto as Exhibit B as required by Section 6.11 of the Supplemental Indenture to provide for such adjustment to the Conversion Rate of the Notes. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

The Fundamental Change Repurchase Price that you would receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the value that you would currently receive upon conversion of the Notes. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. None of the Company, Parent, Acquisition Sub, or their respective Boards of Directors, employees, advisors or representatives, the Paying Agent, the Trustee or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to surrender or convert that Holder’s Notes.

Holders of the Notes should refer to the Supplemental Indenture for a complete description of conversion and purchase procedures and direct any questions concerning this notice to the Trustee by calling Paula Oswald of the Trustee at (213) 615-6043.

Dated: May 20, 2011	EPICOR SOFTWARE CORPORATION

Exhibit A

PURCHASE NOTICE

(1) Pursuant to Article VIII of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it or                  an amount in cash equal to 100% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Fundamental Change Repurchase Date as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Principal amount to be repurchased (at least U.S.$1,000 or an integral multiple of $1,000 in excess thereof): Remaining aggregate principal amount following such repurchase (not less than U.S.$1,000):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

Exhibit B

EPICOR SOFTWARE CORPORATION,

ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 16, 2011

Supplementing that Certain

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 8, 2007

and that Certain

INDENTURE

Dated as of May 8, 2007

2.375% CONVERTIBLE SENIOR NOTES DUE 2027

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of May 16, 2011, between Epicor Software Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 18200 Von Karmen Ave., Suite 1000, Irvine, California 92612 (herein called the “Company”), and U.S. Bank National Association, a national banking association, as Trustee hereunder (herein called the “Trustee”), supplements that certain First Supplemental Indenture, dated as of May 8, 2007, between the Company and the Trustee, which supplements that certain Indenture, dated as of May 8, 2007, between the Company and the Trustee (the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company’s 2.375% Convertible Senior Notes due 2027 (the “Notes”) were initially issued pursuant to that certain First Supplemental Indenture, dated as of May 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Supplemental Indenture”), supplementing that certain Indenture, dated as of May 8, 2007.

WHEREAS, the Company previously entered into an Agreement and Plan of Merger, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, Eagle Parent, Inc. (“Parent”) and Element Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Acquisition Sub”), whereby Acquisition Sub conducted a tender offer (the “Tender Offer”) to purchase all outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the associated rights, at a price per share of $12.50. The Tender Offer expired on May 13, 2011 and on May 16, 2011 Acquisition Sub purchased 50,528,228 shares of Common Stock, or approximately 78.7% of the outstanding Voting Stock of the Company. Following the completion of the Tender Offer, Acquisition Sub was merged with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger, each holder of Common Stock was entitled to receive $12.50 for each share of Common Stock (the “Merger Consideration”).

WHEREAS, pursuant to Sections 6.11 and 9.1(3) of the Supplemental Indenture and in accordance with the other terms of the Supplemental Indenture, the Company and the Trustee are required to enter into a supplemental indenture to provide that at and after the effective time of the Merger each Holder of Notes then Outstanding shall have the right to convert such Notes (if otherwise convertible pursuant to Article VI of the Supplemental Indenture) into the Merger Consideration receivable by a holder of a number of shares of Common Stock equal to the product of the principal amount (expressed in thousands) of such Notes and the Conversion Rate in effect immediately prior to the Merger.

WHEREAS, the Company desires to enter into this Supplemental Indenture in accordance with Section 6.11 of the Supplemental Indenture.

WHEREAS, all acts and proceedings required by law and under the Supplemental Indenture to make this Second Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE I

MODIFICATION

Section 1.01. Pursuant to Section 6.11 of the Supplemental Indenture and notwithstanding anything to the contrary in the Supplemental Indenture or the Notes, each Note shall be convertible solely into $690.76 per $1,000 principal amount of Notes, payable in cash.

ARTICLE II

EFFECTIVE TIME

Section 2.01 This Second Supplemental Indenture will become effective as of the date hereof without any further action by any person.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Indenture. As amended by this Second Supplemental Indenture, the Supplemental Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.02. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

Section 3.03. Successors and Assigns. All agreements of the Company in this Second Supplemental Indenture and the Notes shall bind its successors and all agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 3.04. Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 3.05. Notice of Second Supplemental Indenture. The Company covenants and agrees that, promptly after execution by the Company and the Trustee of this Second Supplemental Indenture, it shall give notice to all Holders of Notes of such fact in accordance with the provisions of the Supplemental Indenture.

Section 3.06. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

EPICOR SOFTWARE CORPORATION, as Issuer

By:	/s/ John D. Ireland
Name:	John D. Ireland
Title:	Senior Vice President, Secretary and General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President